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                                                                   EXHIBIT 23.1

            REPORT ON SCHEDULE AND CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Farallon Communications, Inc. and subsidiary:

The audits referred to in our report dated November 20, 1995, included the related financial statement schedule as of September 30, 1995, 1994 and 1993, and for each of the years in the three-year period ended September 30, 1995, included in the Registration Statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the Prospectus.

                                          KPMG PEAT MARWICK LLP

San Francisco, California

May 24, 1996